Exhibit 10.1

May 8, 2026

Mark Lindsey

[ ___________]

[ ___________]

Re:Terms of Separation

Dear Mark:

This letter confirms the agreement between you and Cineverse Corp. (the “Company”) concerning the terms of your separation and offers you the separation compensation contemplated by your September 23, 2025 Employment Agreement (the “Employment Agreement”) with the Company.

1.
Separation Date: May 8, 2026 is your last day of employment with the Company (the “Separation Date”).
2.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on May 15th, 2026, we provided you a final paycheck for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. Once it is calculable, you will also be paid a prorated portion of the FY 2026 bonus, prorated through the Separation Date. To the extent the Company provides any stock awards for FY 2026 in lieu of a bonus, you would also be provided a prorated award. For the sake of clarity, if the Board of Directors offers retention awards to employees after the Separation Date, you would not be included in such an offer. By signing below, you acknowledge that the Company does not owe you any other amounts.

3.
Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 6, below, and pursuant to paragraph 6(b) of the Employment Agreement, the Company agrees to continue your current base salary for the 12-month period following the Effective Date of this agreement (as defined below), to be paid in equal monthly installments, as of the first day of each month. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation. This Section 3 shall be subject to the provisions of Section 15 hereof, and is intended to qualify for one or more exemptions from Section 409A of the Internal Revenue Code of 1986, as amended, and any and all rules and regulations and guidance thereunder (referred to herein as “Section 409A”).

4.
Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, except for your Company issued laptop which you are permitted to retain. However, at the conclusion of the period that you provide consulting services to the Company, the Company will be entitled to verify that you have permanently deleted all Company confidential, proprietary information and trade secrets from the laptop.

5.
Confidential Information: You hereby acknowledge that you are bound by the attached agreement dated November 17, 2022, and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

6.
Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Maryland Fair Employment Practices Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and/or any other state or federal provision of similar effect), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

7.
Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You agree to direct any requests for reference checks or employment verifications to Human Resources and HR will respond with only your dates of employment and last position held. The Company agrees that its management will not disparage you with any written or oral statements concerning your employment with the Company. This paragraph does not apply to statements the Company’s managers may make to the Company’s employees or other persons or entities affiliated with the Company.

8.
Legal and Equitable Remedies: Releasees and you have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees or you may have at law or in equity for breach of this agreement.

9.
Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10.
Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.
11.
No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under MD Rules, Rule 5-408, Federal Rules of Evidence Rule 408, and/or any other state or federal provisions of similar effect.

12.
Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality Agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.
Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

14.
Review of Separation Agreement; Effective Date: You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document. This agreement is effective on the eighth (8th) day after you execute this agreement without revocation (“Effective Date”).” Notwithstanding any other provision of this agreement, the Company may take up to 10 calendar days following the Effective Date to provide separation compensation due under paragraph 3 of this agreement.

15.
Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A and, to the extent available, satisfies an exemption available under Section 409A including specifically, but not limited to, the exemptions under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines are necessary or appropriate for this Agreement to comply with Section 409A or an exemption therefrom. Further:
(i)
Any reimbursement of any costs and expenses by the Company to you hereunder shall be made by the Company in no event later than the close of your taxable year following the taxable year in which you incurred the cost or expense is incurred. The expenses incurred in any calendar year that are eligible for reimbursement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder and your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(ii)
To the extent a payment hereunder is subject to Section 409A and not eligible for any exemption therefrom, and such payment follows a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) such payment shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A.
(iii)
Each payment that you may receive under this Agreement (and any right to a series of installment payments) shall be treated as a “separate payment” for purposes of Section 409A.
(iv)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of, and subject to, Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

If you agree to abide by the terms outlined in this letter, please sign this letter below and return it to me. I wish you the best in your future endeavors.

Sincerely, CINEVERSE CORP.

By:/s/ Gary Loffredo______________

Date: 5/21/2026___________________

Gary Loffredo

Chief Legal Officer, Secretary & Senior Advisor

READ, UNDERSTOOD AND AGREED:

Signature: /s/ Mark Lindsey__________________________ Date: 5/20/2026__________

Mark Lindsey